License Agreement

between

Natcore Technology, Inc.

and

WilliamMarsh Rice University

Effective Date: March 31, 2004

Agreement # _______________

          THIS LICENSE AGREEMENT (“Agreement”), with an Effective Date of March 31,2004, is entered into by William Marsh Rice University, hereinafter referred to as “Rice”, a Texas non-profit corporation with its principal address at 6100 Main Street, Houston, TX 77005, and Natcore Technology, Inc., hereinafter referred to as “Licensee”, a Delaware corporation, with its principal address at 47 Club Way, Red Bank, New Jersey, 07701..

RECITALS:

A.

WHEREAS, Rice is the owner of certain inventions, know-how and rights pertaining to the controlled deposition of silicon oxide on silicon from an aqueous solution at ambient temperature and pressure, including, without limitation, all rights pursuant to the patent applications listed in Exhibit A; and,

B.	WHEREAS, Licensee desires to secure the right and license to use, develop, manufacture, market and exploit the Rice Intellectual Property (as defined below); and,

C.

WHEREAS, Rice has determined that such use, development and exploitation of the Rice Intellectual Property is in the public’s best interest and is consistent with Rice’s educational and research missions and goals.

          NOW, THEREFORE, in consideration of the foregoing, the provisions set forth herein and the mutual benefits to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Rice and Licensee, hereby agree as follows:

SECTION 1 Definitions

1.1

“Adjusted Gross Sales” means the cash consideration or Fair Market Value of any in-kind consideration attributable to the Sale of any Rice Licensed Product(s), less qualifying costs directly attributable to such Sale and actually identified on the invoice and borne by the seller. Such qualifying costs shall be limited to the following:

	a)	Discounts, in amounts customary in the trade for quantity purchases;

	b)	Credits or refunds, not exceeding the original invoice amount, for claims or returns;

	c)	Transportation insurance premiums;

	d)	Outbound transportation expenses; and/or

	e)	Sales, or use taxes, or duties imposed by a governmental agency paid by or on behalf of Licensee.

1.2

“Affiliate(s)” means, with respect to each Party, any Entity that controls, is controlled by, or is under common control with said Party. An Entity shall be deemed to have control of another Entity if it owns directly or indirectly a majority of the voting shares of or is entitled directly or indirectly to appoint a majority of the directors of the other Entity.

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1.3	“Confidential Information” means all information that is of a confidential and proprietary nature to Rice, including without imitation Rice Intellectual Property and related technology.

1.4	“Effective Date” means the date first written above on which this Agreement is deemed to take effect and both Parties become subject to the rights and obligations set forth herein.

1.5

“Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an institution, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.6

“Exclusive License” means the license granted by Rice to Licensee to engage in the activities defined and limited in Section 2.1, such rights granted only to Licensee and to no other Entity; provided that Licensee acknowledges that Rice has a continuing right to utilize the Rice Intellectual Property for educational and research purposes as described in Section 2.3.

1.7

“Fair Market Value” means the cash consideration which Licensee or its sublicensee would realize from an unaffiliated, unrelated buyer in an arm’s length Sale of an identical item sold in the same quantity, under the same terms, and at the same time and place.

1.8

“Federal Government Interest” means the rights of the United States Government in inventions made with federal assistance as codified at 35 U.S.C. 200-212, and any regulations issued thereunder, and as such statute or regulations may be amended from time to time hereafter.

1.9

“Field of Use” means the deposition of silicon oxide (i) for microelectronic, optoelectronic and micromechanical applications on silicon in any crystallographic form, as well as on metals, glasses, ceramics and plastics, and (ii) for thermomechanical and decorative uses on metals, glasses, ceramics and plastics.

1.10

“Insolvent” means being unable to meet one’s debt obligations to another Entity as such debt obligations become due and not being able to provide reasonable financial assurances of becoming able to meet such obligations.

1.11	“Licensee” means Licensee and its Affiliates.

1.12	“Party” shall mean Rice or Licensee individually, and “Parties” shall mean Rice and Licensee collectively.

1.13	“Rice Intellectual Property” means the Rice Patents and Rice Technical Information.

1.14

“Rice Licensed Product(s)” means product(s) whose manufacture, use or sale is covered by any claim of the Rice Patents; product(s) which are made using a process or machine covered by a claim of the Rice Patents; or product(s) made, at least in part, using Rice Intellectual Property. Rice Licensed Product(s) shall also include any service rendered through the use of a product, process or machine covered by any claim of any of the Rice Patents or enabled by Rice Intellectual Property.

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1.15

“Rice Patent(s)” are those United States patent applications and patents listed in Exhibit A hereto and any corresponding foreign patent applications and patents, and any divisional, continuations, reissues and reexaminations to the extent that the claims are directed to subject matter within the Field of Use.

1.16

“Rice Technical Information” means research and development information, unpatented inventions, know-how, show-how, trade secrets, and technical data, which Rice has a right to disclose, and is not otherwise exclusively licensed, which was developed under the direct supervision of Prof. Andrew Barron in laboratories at Rice prior to the Effective Date, and which is used or useful in the production or use of Rice Licensed Product(s) in the Field of Use. The transfer of Rice Technical Information to Licensee will continue after the Effective Date through discussions and meetings between Licensee and Prof. Andrew Barron, as necessary.

1.17

“Sale” means any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer or other disposition of Rice Licensed Product(s). A Sale of Rice Licensed Product(s) shall be deemed completed at the time Licensee or its sublicensee invoices, ships, or receives payment for such Rice Licensed Product(s), whichever occurs first.

1.18	“Term of Agreement” shall commence on the Effective Date and continue until the date of expiration of the last to expire of Rice’s rights in Rice Intellectual Property.

1.19	“Territory” is worldwide.

SECTION 2 License Grant

2.1

Grant. Rice grants to Licensee an Exclusive License, under Rice Intellectual Property to make, have made, use, offer for sale, sell, lease or otherwise transfer Rice Licensed Product(s) in the Field of Use in the Territory during the Term of Agreement subject to Rice’s rights set forth in Section 2.3 and to any Federal Government Interest reserved or granted to the Government of the United States or to a foreign state pursuant to an existing or future treaty with the United States as a matter of law or statute. No other rights or licenses are granted hereunder.

Notwithstanding the foregoing exclusive right and license granted to Licensee with respect to the use of Rice Technical Information, Rice, Prof. Andrew Barron, and the other members of his research teams expressly reserve the right and shall be permitted to publish and/or publicly disclose Rice Technical Information in academic or scholarly publications or presentations, pursuant to the terms and conditions of this License. Prior to any such public disclosure of the Rice Technical Information, Rice or Prof. Barron will provide sixty (60) days advance written notice (unless such time is not feasible, in which case the advance notice will be as prompt as possible). In the event that any such publication or public disclosure thereby causes any such Rice Technical Information to be publicly available and commercially exploitable by others without accounting to Rice as the owner thereof, then Licensee shall no longer be required to pay to Rice any royalties related solely to the use of such Rice Technical Information.

2.2	Sublicensing. Licensee shall have the right to grant sublicenses under Section 2.1 to third parties, subject to the following conditions:

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a)	Licensee shall confidentially disclose to Rice the identity of potential third party sublicensees at the time negotiations with said potential sublicensees commence.

b)

Where sublicense is to grant rights to Rice Patents and other patents, Licensee shall, for the purpose of calculating the payment defined in Section 3.1.c, confidentially disclose to Rice the relative fair market values being ascribed to Rice Patents and other patents.

c)

Licensee shall forward to Rice, within thirty (30) days after execution, a complete and accurate copy written in the English language of each sublicense granted hereunder. Rice’s receipt of such sublicense shall not constitute an approval of such sublicense or a waiver of any of Rice’s rights or Licensee’s obligations hereunder. Each sublicense shall include the following provisions, substantially similar to those of the same title in this Agreement.

Section 3.4, Maintenance of Records
Section 6, Confidentiality
Section 7, Infringement and Litigation
Section 8, Disclaimer of Warranty; Limitation of Liability; Indemnification
Section 9, Insurance

Licensee’s right to grant sublicenses is contingent upon the sublicense agreement meeting the requirements set forth in this Section 2.2.c.
d)

Each sublicense that grants further rights to sublicense shall include a provision substantially similar to Section 2.2 of this Agreement. Licensee’s or sublicensee’s right to grant sublicenses granting the right to further sublicense is contingent upon the sublicense agreement meeting the requirements set forth in this Section 2.2.d.

e)

If Licensee becomes Insolvent, Rice’s proportionate share of all payments then or thereafter due and owing to Licensee from its sublicensees for the sublicense of the Rice Intellectual Property Rights shall upon notice from Rice to any such sublicensee become payable directly to Rice for the account of Licensee; provided however, that Rice shall remit to Licensee the amount by which such payments exceed the amounts owed by Licensee to Rice.

f)

Notwithstanding any such sublicense, Licensee shall remain primarily liable to Rice for all of the Licensee’s duties and obligations contained in this Agreement, and any act or omission of a sublicensee that would be a breach of this Agreement if performed by Licensee shall be deemed to be a breach by Licensee of this Agreement. Each sublicense shall contain a right of termination by Licensee in the event that the sublicensee materially breaches the payment obligations affecting Rice or any other material terms and conditions of the sublicense that would constitute a material breach of the terms and conditions of this Agreement if such acts were performed by Licensee (a “Material Breach”). In the event of a Material Breach by a sublicensee, and if after a reasonable opportunity to cure as provided in any such sublicensee, such sublicensee fails to cure such Material Breach, then the Licensee shall terminate the sublicensee unless Rice agrees that such sublicensee need not be terminated. Such Material Breach by the sublicensee and termination of a sublicensee’s sublicense shall not affect the term of Licensee’s license hereunder or the sublicense of any non-breaching sublicensee.

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g)

Upon termination of this Agreement pursuant to Article 5, Rice agrees to enter into a direct license with each sublicensee on substantially similar terms as its sublicense agreement with Licensee, provided each such sublicensee is not in breach of or default under any of the provisions of its sublicense and further providing that such sublicense agreement may require amendment before acceptance by Rice in order to respect Rice’s non-profit status and ability to deliver on Licensee’s obligations to sublicensee.

2.3

Rice’s Continuing Educational and Research Rights. Notwithstanding the grant of rights to Licensee in Section 2.1, Licensee acknowledges that Rice shall retain a continuing irrevocable worldwide right to use Rice Intellectual Property on a non-exclusive royalty-free basis, including, but not limited to, the right to make, have made, use or transfer Rice Licensed Product(s), in each case, for educational and research purposes only, including, but not limited to, third party sponsored research and collaborations with investigators from other not-for-profit institutions or government agencies. Licensee further acknowledges that the scope of Rice’s continuing rights includes the right to publish and disclose any research results related to any of the foregoing.

SECTION 3 Fees, Royalties and Commercial Obligations

3.1	License Initiation Fee and Royalties.
a)

In partial consideration of the Exclusive License granted herein, Licensee shall issue to Rice shares of common stock of Licensee; the number of shares will correspond to 10% (post-issuance) of the outstanding shares of capital stock of Licensee upon the Effective Date. Rice shall enter into a Stock Purchase Agreement and Shareholders’ Agreement with the same effective date of this License Agreement, and this License Agreement is Exhibit A of the Stock Purchase Agreement and the Shareholders’ Agreement is Exhibit B of the Stock Purchase Agreement. Such Shareholders’ Agreement shall set forth certain shareholder rights including, but not limited to, preemptive rights, tag along registration rights, anti-dilution purchase rights, shareholders’ information rights and the right to appoint one member of the Board of Directors of Licensee until such time as the number of Rice owned shares in Licensee represents less than 5% of the total number of outstanding shares of common stock of Licensee.

	b)	In further consideration of the Exclusive License granted herein, Licensee shall pay to Rice a royalty of 2% (“Royalty”) of Adjusted Gross Sales attributable to Licensee.
c)

In further consideration of the exclusive license granted herein and in lieu of a 2% royalty assessment on sublicensees’ adjusted gross sales, Licensee shall pay to Rice a percentage of any (a) royalties, (b) fees, (c) other cash consideration, or (d) the fair market value of non-cash consideration received from any sublicensee and attributable to Rice Licensed Products. The applicable percentage shall be determined when such consideration is received by Licensee as measured from the Effective Date, as follows:

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Before the 1st anniversary:	5%
thereafter, but before the 2nd anniversary	10%
thereafter, but before the 3rd anniversary	15%
thereafter, but before the 4th anniversary	20%
thereafter, but before the 5th anniversary	25%
thereafter:	30%

The foregoing payment obligation of Licensee shall not apply to sublicensees under joint research and development agreements, provided that the consideration (cash and non-cash) received by Licensee is for the express purpose of directed research and development related to Rice Licensed Products and, provided further, that the rights granted to the sublicensee are limited to research and development and do not permit the commercialization or Sale of Rice Licensed Products.

	d)	Royalties and other amounts payable by Licensee to Rice under this Section 3.1 shall accompany reports as set forth in Section 3.3 below.

3.2	Milestones and Maintenance Fees.

	a)	Licensee shall not be required to pay an annual license maintenance fee.

b)

Licensee shall use its best efforts to develop for commercial use and to market Rice Licensed Product(s) as soon as practicable, consistent with sound and reasonable business practices. Licensee shall also meet the milestones set forth in Exhibit B.

c)

Licensee shall provide Rice on each June 1 and December 1 during the Term of this Agreement with written reports, setting forth in such detail as Rice may reasonably request, the progress of the development, evaluation, testing and commercialization of any Rice Licensed Product(s). Licensee shall also notify Rice within thirty (30) days of the first commercial sale of any Rice Licensed Product(s).

3.3

Reports and Royalty Payments. Licensee shall deliver to Rice within forty-five (45) days after the end of each calendar quarter, any part of which is within the Term of this Agreement, a written report, certified by the chief financial officer of Licensee and setting forth in reasonable detail the calculation of the royalties due to Rice for such calendar quarter, including, without limitation:

	a)	Number of Rice Licensed Product(s) sold, listed by country in which the Sale occurred; and

	b)	Adjusted Gross Sales listed by country in which the Sale occurred; and

	c)	Amount of cash and non-cash consideration received from all sublicensees; and

d)

Payments owed to Rice, listed by category, including without limitation, royalties on Sales, and sublicensee-derived consideration, including the relative Fair Market Values attributable to Rice Licensed Product(s).

Licensee shall accompany each report of this Section 3.3 with the payment of amounts due to Rice; provided however, if Licensee has not received the consideration due for a Sale, or has not received the consideration owed to Licensee by a sublicensee, then amounts due to Rice with respect to such unreceived consideration will be payable by Licensee to Rice upon receipt thereof by Licensee.

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3.4

Records. Licensee will maintain, and cause its sublicensees to maintain, complete and accurate books and records that enable the royalties payable hereunder to be verified. The records for each calendar quarter shall be maintained for three years after the submission of each report under Section 3.3 hereof.

3.5

Auditing. Upon reasonable prior notice to Licensee, Rice, or its appointed accountants, shall have access to such books and records relating to Adjusted Gross Sales as necessary to conduct a review or audit of Adjusted Gross Sales. Such access shall be available to Rice not more than once each calendar year of the Term, during normal business hours, and once a year for three years after the expiration or termination of this Agreement. Whenever Licensee has its books and records audited by an independent certified public accountant, Licensee shall, within 30 days of the conclusion of such audit, provide Rice with a written statement, certified by said auditor, setting forth the calculation of royalties due to Rice over the time period audited as determined from the books and records of the Licensee. If an audit of Licensee’s records indicates that Licensee has underpaid royalties by 5% or more, Licensee will pay the costs and expenses incurred by Rice and its accountants, if any, in connection with the review or audit.

3.6	Country, Place of Payment, Interest.

a)

All dollar amounts referred to in this Agreement are expressed in United States dollars and all payments to Rice shall be made in United States dollars by check payable to “William Marsh Rice University.”

b)

If Licensee receives revenues from Adjusted Gross Sales or consideration from sublicensees in currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency used by Licensee’s bank on the day the bank credits such funds to Licensee’s account.

	c)	Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one percent (1.0%) per month (or the maximum allowed by law, if less).

SECTION 4 Patent Expenses and Reimbursement

4.1

Rice has the right and obligation, pursuant to the express terms of this License, to prosecute the Rice Patents and the Rice Intellectual Property that may be patentable to the extent that it is patentable, and shall work closely with Licensee to develop a suitable strategy for the prosecution, development and maintenance of Rice Patents; provided that Rice shall maintain final authority in all decisions regarding the prosecution and maintenance of Rice Patents. Licensee shall promptly reimburse Rice for all documented attorneys’ fees, expenses, official fees and other charges incident to the preparation, prosecution and maintenance of Rice Patents pursuant to the strategy developed by Rice in consultation with Licensee. Licensee shall not be liable for fees and expenses associated with the preparation, prosecution and maintenance of Rice Patents, which Licensee has specifically advised Rice in writing that it does not desire to pursue. Rice shall provide Licensee with itemized statements reflecting the expenses owed to Rice for the preparation, prosecution and maintenance of Rice Patents and Licensee shall reimburse Rice for such expenses within thirty (30) days after receipt of such statement.

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4.2

Rice shall confer with Licensee regarding choice of patent counsel. Although Rice shall maintain final authority in all decisions regarding counsel selection, it is intended that both Rice and Licensee will interact directly with the selected patent counsel in all phases of patent prosecution: preparation, office action responses, filing strategies for continuation or divisional applications, etc. Rice will request that copies of all documents prepared by the counsel be provided to Licensee for review and comment prior to filing to the extent practicable under the circumstances.

4.3

Rice shall confer with Licensee as to the countries in which Licensee desires to seek patent protection. Should Rice elect not to apply for patent protection in a country desired by Licensee, Rice shall use reasonable efforts to give Licensee written notice of its decision at least thirty (30) days prior to the applicable deadline for such foreign filing. Rice shall, upon request by Licensee, provide Licensee or its authorized representative with any information needed to file or prosecute such patent application and will execute and deliver to Licensee all documents required to file and prosecute such patent application.

4.4

If Rice, at any time during the Term of Agreement, elects to discontinue prosecuting a patent application or maintaining an issued patent that is included in Rice Patents, Rice shall notify Licensee and shall, if so requested, assign all rights that Rice may have in the patent application or patent to Licensee; provided that Licensee shall grant Rice a royalty-free, non-exclusive, irrevocable license in any assigned patent rights, such license shall grant Rice equivalent rights to Rice’s continuing educational and research rights set forth in Section 2.3, but remaining subject to the confidentiality obligations of this Agreement.

4.5	Licensee and its sublicensees shall comply with all United States and foreign laws with respect to patent and copyright marking of Rice Licensed Product(s).

SECTION 5 Term and Termination

5.1	This Agreement, unless sooner terminated as provided herein, shall terminate at the end of the Term of Agreement as defined in Section 1.18.

5.2	Licensee, at its option, may terminate this Agreement at any time by doing all of the following:

	a)	By ceasing to make (once production has commenced), have made, use and sell any Rice Licensed Product(s), and;

	b)	By giving sixty (60) days prior written notice to Rice of such cessation and of Licensee’s intent to terminate; and

	c)	By transferring all of its sublicenses to Rice as per Section 2.2.g., and;

	d)	By tendering payment of all accrued royalties and other payments due to Rice.

5.3	Licensee, at its option, may terminate this Agreement upon written notice to Rice if Rice breaches this

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Agreement and does not cure such breach within sixty (60) days after receiving written notice thereof from Licensee. Notwithstanding the above, the Licensee is not required to terminate this License upon any such breach, and may pursue all of its rights at law and in equity in the event of a breach by Rice.

5.4	Rice, at its option, may terminate this Agreement, upon written notice to Licensee of Rice’s intent to terminate, if any of the following occur:

a)

Licensee has not met a milestone set forth in Exhibit B after receiving sixty (60) days notice from Rice of Rice’s intent to terminate if such milestones are not met or renegotiated to Rice’s satisfaction; or

	b)	Licensee becomes more than ninety (90) days in arrears in any payments, fees or other expenses due pursuant to this Agreement; or

c)

Licensee breaches this Agreement, other than being in arrears in payments, fees or other expenses, and does not cure such breach within ninety (90) days after receiving written notice thereof from Rice.

5.5

If Licensee becomes Insolvent, all duties of Rice and all rights (but not duties) of Licensee under this Agreement shall immediately terminate without the necessity of any action being taken by Rice or by Licensee.

5.6

Upon termination of this Agreement, except under Section 5.1, Licensee shall have ninety (90) days to complete the manufacture of work in progress and one hundred eighty (180) days to complete the sale of any Rice Licensed Product(s) in stock or in the course of manufacture at the time of termination; provided, however, that all such Sales are subject to the royalty and accounting obligations set forth in this Agreement, even if such royalty obligations arise from transactions subsequent to the effective date of termination.

5.7

Upon termination of this Agreement, except under Section 5.1, Licensee shall, at Rice’s request, return to Rice all Confidential Information and Rice Technical Information fixed in any tangible medium of expression, as well as any data generated by Licensee during the term of this Agreement which will facilitate the development of any technology licensed hereunder.

5.8

Licensee’s obligation to pay royalties accrued during the Term of Agreement under Section 3 hereof shall survive termination of this Agreement. In addition, the provisions of Sections 5, 6, 7, 8, 9, 10 and 12 shall survive any termination or expiration of this Agreement.

SECTION 6 Confidentiality

6.1

Licensee agrees to maintain in confidence and not to disclose to any third party any Confidential Information received pursuant to this Agreement; provided however, that Confidential Information may be disclosed to legal counsel or, upon execution of an appropriate confidentiality agreement, to sublicensees or potential sublicensees, corporate partners or potential corporate partners, investment bankers or consultants. Licensee agrees to ensure that its employees have access to Confidential Information only on a need-to-know basis and that they are obligated in writing to abide by Licensee’s obligations hereunder. The foregoing obligation shall not apply to:

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	a)	Information that is known to Licensee prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to Rice upon receipt of the Confidential Information;

	b)	Information disclosed to Licensee by a third party that has a right to make such disclosure;

c)

Information that is independently developed by Licensee by employees not having access to or knowledge of Confidential Information, in each case, to the extent evidenced by written records disclosed to Rice;

	d)	Information that becomes patented, published or otherwise part of the public domain as a result of acts by Rice, or a third person obtaining such information as a matter of right;

e)

Information that is required to be disclosed by order of United States governmental authority or a court of competent jurisdiction; provided that Licensee shall use its best efforts to obtain confidential treatment of such information by the agency or court.

6.2

Rice shall not be obligated to accept or protect any confidential information from Licensee, except as may be contemplated by a separate agreement entered into priorto the exchange of any Confidential Information.

6.3

The placement of a copyright notice on any Confidential Information shall not be construed to mean that such information has been published and will not release Licensee from its obligation of confidentiality hereunder.

SECTION 7 Infringement and Litigation

7.1

Rice and Licensee are responsible for notifying each other promptly of any infringement of Rice Intellectual Property or any misappropriation of Rice Confidential Information or Rice Technical Information that may come to their attention. Rice and Licensee shall consult one another in a timely manner concerning any appropriate response thereto.

7.2

Licensee shall have the right, but not the obligation to prosecute such infringement or misappropriation at its own expense. Licensee shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Rice or grants any rights to Rice Intellectual Property, without Rice’s advance written permission. Financial recoveries from any such litigation will first be applied to reimburse Licensee for its litigation expenditures with additional recoveries being paid to Licensee, subject to any royalties or other payments that would have been due Rice based upon Section 3 as if the litigation recovery had been revenue received from a sublicensee.

7.3

Licensee’s prosecution rights under Section 7.2 shall be subject to the continuing right of Rice to intervene at Rice’s own expense and join Licensee in any claim or suit for infringement or misappropriation of Rice Intellectual Property. Any consideration received in settlement of any claim or suit shall be shared between Rice and Licensee in proportion with their share of the litigation expenses in such infringement action.

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7.4

If Licensee fails to prosecute such infringement or misappropriation, Rice shall have the right, but not the obligation, to prosecute such infringement or misappropriation at its own expense. In such event, financial recoveries will be entirely retained by Rice.

7.5

In any action to enforce any of the Rice Intellectual Property, either Party, at the request and expense of the other Party, shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either Party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

SECTION 8 Disclaimer of Warranty; Limitation of Liability; Indemnification

8.1

The Rice Intellectual Property, and any other information or technology provided by Rice and used in the manufacture, use or sale of Rice Licensed Product(s) are provided on an “as is” basis and Rice makes no representations or warranties, express or implied, with respect thereto. By way of example but not of limitation, Rice makes no representations or warranties (i) of commercial utility, (ii) of merchantability or fitness for a particular purpose, or (iii) that the use of the Rice Intellectual Property, or Rice Licensed Product(s) will not infringe any patent, copyright, trademark, or other proprietary or property rights of others.

8.2

In no event shall Rice be liable to Licensee or Licensee’s sublicensees, Licensee’s or Licensee’s sublicensee’s successors or assigns or any third party with respect to any claim (w) arising from the use of the Rice Intellectual Property, (x) arising from the manufacture, use or sale of Rice Licensed Product(s), (y) for loss of profits, loss or interruption of business, or (z) for indirect, incidental, special or consequential damages of any kind.

8.3

Licensee shall defend, indemnify and hold harmless Rice, its trustees, officers, agents, subcontractors, students and employees (individually, an “Indemnified Party”, and collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including, but not limited to, attorney’s fees) (individually, a “Liability”, and collectively, the “Liabilities”) that results from or arises out of: (i) the development, use, manufacture, promotion, sale or other disposition, of any Rice Intellectual Property or Rice Licensed Product(s) by Licensee, its assignees, sublicensees, vendors or other third parties; (ii) breach by Licensee of any covenant or agreement contained in this Agreement; and (iii) the enforcement by an Indemnified Party of its rights under this Section. Without limiting the foregoing, Licensee shall defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

a)

any product liability or other claim of any kind related to the use by a third party of a Rice Licensed Product(s) that was manufactured, sold or otherwise disposed of by Licensee, its assignees, sublicensees, vendors or other third parties; or

b)

a claim by a third party that the Rice Intellectual Property or the design, composition, manufacture, use, sale or other disposition of any Rice Licensed Product(s) infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party.

8.4

The Indemnified Party shall promptly notify Licensee of any claim or action giving rise to Liabilities. Licensee shall have the right to defend any such claim or action, at its cost and expense with attorneys reasonably satisfactory to Rice. Licensee shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on Rice or grants any rights to the Rice Intellectual Property or Rice Licensed Product(s) without Rice’s prior written consent. If Licensee fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, Rice may assume the defense of such claim or action for the account and at the risk of Licensee, and any liabilities related thereto shall be conclusively deemed a liability of Licensee. Licensee shall pay promptly to the Indemnified Party any Liabilities to which the foregoing indemnity relates, as incurred. The indemnification rights of Rice or any other Indemnified Party contained herein are in addition to all other rights which Rice or such other Indemnified Party may have at law or in equity or otherwise.

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SECTION 9 Insurance

9.1

Licensee and each of its sublicensees shall procure and maintain in full force and effect, throughout the Term of Agreement, commercial general liability insurance for a minimum amount of $5,000,000 per occurrence and $5,000,000 in the aggregate.

9.2	Rice reserves the right to request additional policies of insurance where appropriate and reasonable in light of Licensee’s business operations and availability of coverage.

9.3

The policy or policies of insurance specified herein shall be issued by an insurance carrier with an A.M. Best rating of “A” or better and shall name Rice as an additional insured with respect to Licensee’s performance of this Agreement. All rights of subrogation shall be waived against Rice and its insurers. Licensee shall, upon request by Rice, provide Rice with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Such certificates shall provide that Licensee’s insurance carrier(s) notify Rice in writing at least 30 days prior to a cancellation or material change in coverage.

9.4	The specified minimum insurance amounts shall not constitute a limitation on Licensee’s obligation to indemnify Rice under this Agreement.

SECTION 10 Use of Names; Independent Contractor

10.1

Licensee and its employees and agents shall not use and Licensee shall not permit its sublicensees to use Rice’s name, any adaptation thereof, any Rice logotype, trademark, service mark or slogan or the name mark or logotype of any Rice representative or organization in any way without the prior, written consent of Rice.

10.2	Rice shall permit Licensee to acknowledge that Licensee has entered into an exclusive license for rights to certain technology developed at Rice.

10.3

Licensee and Rice intend that their relationship under this Agreement shall be as independent contractors, and neither Licensee nor Rice shall conduct themselves in a manner inconsistent with such independent contractor status. Nothing in this Agreement nor any performance hereunder is intended, or shall be construed, to create a partnership, joint venture or other form of business enterprise, or relationship of agency or employment, between Licensee and Rice (including, its faculty, students and employees). Moreover, neither Party shall have the authority to enter into contracts on behalf of the other Party.

License Agreement between Natcore Technology, Inc. & William Marsh Rice University	Page 12 of 15

SECTION 11 Notices

Any notice or other communication of the Parties required or permitted to be given or made under this Agreement shall be in writing and be deemed effective upon receipt if delivered personally, by reputable courier, by facsimile with confirmation or electronic transmission with confirmation, or by certified or registered mail, postage prepaid, return receipt requested, addressed to the other Party as follows (or as changed by written notice pursuant to this Section 11):

If for Rice:	If for Licensee:

Office of Technology Transfer - MS 705	Natcore Technology, Inc.
317 Lovett Hall (Entrance D)	47 Club Way
Rice University	Red Bank, NJ 07701
6100 Main Street
P.O. Box 1892

Houston, TX 77005-1892
Attn:	Dr. Daryl S. Boudreaux, Director	Attn:	Charles R. Provini
Phone:	(713)348-6173	Phone:	212-391-2709
Fax:	(713)348-6289
Email:	techtran@rice.edu	Email:	provini@comcast.net

SECTION 12 Additional Provisions

12.1

Legal Compliance. Licensee shall comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing, sale, use, import or export of Rice Intellectual Property and Rice Licensed Product(s). Without limiting the forgoing, it is understood that Rice Intellectual Property and Rice Licensed Product(s) may be subject to United States export laws and regulations. The transfer of certain technical data and commodities may require approval or a license from an agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. Rice neither represents that such governmental approval or license is not required nor that, if required, such approval or license will issue.

12.2

Power and Authority; Due Authorization; No Conflict; Enforceability; Binding Effect. Each Party represents and warrants to the other Party that (i) such Party has the power and authority to execute, deliver and perform its obligations under this Agreement, (ii) the execution, delivery and performance of this Agreement have been duly authorized by such Party and does not and shall not conflict with any agreement or instrument to which it is bound, (iii) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, and (iv) this Agreement, and the interests, rights, duties and obligations hereunder, shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

12.3

Entire Agreement; Further Assurances. This Agreement, including Exhibits A, B, C, and D attached hereto, constitutes the entire agreement between the Parties, and supersedes any prior or contemporaneous negotiations, understandings and agreements, with respect to the subject matter hereof. Each Party shall execute and deliver such further documents and take such further actions as may be required or reasonably requested by the other Party to effectuate the purposes of this Agreement.

License Agreement between Natcore Technology, Inc. & William Marsh Rice University	Page 13 of 15

12.4

No Assignment; No Amendment; No Waiver. This Agreement (i) may not be assigned or transferred, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, and (ii) may not be amended or modified, by course of conduct or otherwise, except in a writing duly executed by each of the Parties. Any waiver of any provision of this Agreement shall be in writing duly executed by the waiving Party. The failure or delay by either Party to seek redress for any breach or default under this Agreement, or to insist upon the strict performance of any provision of this Agreement, shall not constitute a waiver thereof or of any other provision of this Agreement, and such Party shall have all remedies provided herein and at law and in equity with respect to such act and any subsequent act constituting the same.

12.5

Force Majeure; Remedies Cumulative. In the event either Party’s performance under this Agreement is in any way prevented or delayed as a result of causes or conditions (other than financial incapacity to pay) beyond such Party’s reasonable control, such Party shall be excused temporarily without liability with respect to such performance or nonperformance; provided, however, that such Party must diligently pursue reasonable and appropriate actions to remedy such cause or condition. The rights and remedies provided in this Agreement are cumulative in nature and shall be in addition to any such other rights and remedies available at law and in equity.

12.6

Resolution of Disputes. In the event of any dispute or disagreement between the Parties either in interpreting any provision of this Agreement or about the performance of either Party and upon the written request of either Party, each of the Parties will appoint a designated representative to attemptto resolve such dispute or disagreement. The designated representatives will discuss the problem and negotiate in good faith in an effort to resolve the dispute without any formal proceedings. The specific format of such discussion shall be left to the discretion of the designated representatives. No litigation for the resolution of such dispute may be commenced until the designated representatives have met and either Party has concluded in good faith that amicable resolution through continued negotiation does not appear likely (unless either Party fails or refuses to appoint a designated representative and schedule a meeting of such representatives within thirty (30) days after a request to do so by the other Party).

12.7

Governing Law; Jurisdiction and Venue; Attorneys’ Fees. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the United States and the laws of the State of Texas (without regard to the conflicts or choice of law principles thereof). Licensee and Rice irrevocably consent to the jurisdiction of the State of Texas, and agree that any court of competent jurisdiction sitting in Harris County, Texas, shall be an appropriate and convenient place of venue to resolve any dispute with respect to this Agreement. In the event either Party commences any proceeding against the other Party with respect to this Agreement, the prevailing Party (as determined by the authority before whom such proceeding is commenced) shall be entitled to recover reasonable attorneys’ fees and costs as may be incurred in connection therewith in addition to any such other relief as may be granted.

12.8

Severability. In the event any provision of this Agreement is determined to be invalid or unenforceable, it is the desire and intention of the Parties that such invalidity or unenforceability not invalidate or render unenforceable the remainder of the Agreement and that such provision be reformed and construed in such a manner that it will, to the maximum extend practical, be deemed valid and enforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly.

License Agreement between Natcore Technology, Inc. & William Marsh Rice University	Page 14 of 15

12.9

Construction of Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of this Agreement; therefore, both Parties agree that this Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted the Agreement. The Section and other headings in this Agreement are for convenience of reference only and shall not affect, expressly or by implication, the meaning or interpretation of any of the provisions hereof.

12.10

Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any benefits, rights or remedies on any Entity, other than the Parties and their successors and permitted assigns.

12.11	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

License Agreement between Natcore Technology, Inc. & William Marsh Rice University	Page 15 of 15

IN WITNESS WHEREOF the Parties, intending to be legally bound, have caused this Agreement to be executed and delivered by their duly authorized representatives and effective as of the Effective Date.

William Marsh Rice University		NATCORE TECHNOLOGY, INC.

Date:		Date:	4-1-04

Signature:		Signature:

	Scott W. Wise		Charles Provini
	Vice President for		President and CEO
Investments and Treasurer

Reviewed and recommended for signature:

Signature:

Daryl S Boudreaux
Director,
Office of Technology Transfer

License Agreement between Natcore Technology, Inc. & William Marsh Rice University	Page 16 of 15

IN WITNESS WHEREOF the Parties, intending to be legally bound, have caused this Agreement to be executed and delivered by their duly authorized representatives and effective as of the Effective Date.

William Marsh Rice University		NATCORE TECHNOLOGY, INC.

Date:	April 6, 2004	Date:

Signature:		Signature:

	Scott W. Wise		Charles Provini
	Vice President for		President and CEO
Investments and Treasurer

Reviewed and recommended for signature:

Signature:

Daryl S Boudreaux
Director,
Office of Technology Transfer

License Agreement between Natcore Technology, Inc. & William Marsh Rice University	Page 17 of 15

Exhibit A

Rice Intellectual Property

I. Rice Patent(s) and patent applications

U.S. Provisional Patent Application “Method for Low Temperature Growth of Inorganic Materials from Solution using Growth and Re-Growth”, Serial No. 60/427,392, filed November 19, 2002.

Exhibit B

Milestones

1.	Secure first round funding six months after the license agreement is signed.

2.	Award product development contract within 9 months.

	2.1	Complete Phase 1 within 7 months (demonstrate film growth on large area wafers, improve purity).

	2.2	Complete Phase 2 within 2 ½years (develop multiple wafer, high throughput process).

3.	Secure second round funding within 2 ½years.

4.	Hire Director of Product Development and Manufacturing (1 person), in-house R&D staff (3 persons) and business/operations managers (2 persons) within 1 ½years (assumes money is available).

5.	Initiate product qualification program within 2 ½years (Natcore R&D personnel located on-site at performing organization). Complete qualification program within 3 years.

Exhibit C

Stock Purchase Agreement

          To be provided by Licensee for review by Rice prior to execution of license. This document should be accompanied by a capitalization table that shows ownership before and after the execution of deal with Rice.

Exhibit D

Shareholder’s Agreement

          To be provided by Licensee for review by Rice prior to execution of license.

Chuck,

          It is expected that you will provide a copy of all interrelated company founding documents for our legal review. As you know, there are issues in the corporation’s by-laws that interrelate with purchase rights and shareholder rights, etc.

Daryl